Exhibit 99.1

Contacts:

Richard D. Katz, M.D.	Gregory Gin
SVP, Finance and Corporate Development;	Lazar Partners, Ltd.
Chief Financial Officer
Icagen, Inc.

(919) 941-5206	(212) 867-1762
rkatz@icagen.com	ggin@lazarpartners.com

FOR IMMEDIATE RELEASE:

ICAGEN ANNOUNCES SECOND INVESTMENT BY PFIZER

RESEARCH TRIANGLE PARK, N.C., February 6, 2008 — Icagen, Inc. (Nasdaq: ICGN) today announced that it has provided notice to exercise its put option under the Purchase Agreement dated August 13, 2007 with Pfizer Inc for the private placement of approximately $10.0 million of Icagen common stock. In the closing of the transaction on February 13, 2008, 5,847,953 shares of common stock will be sold to Pfizer at a price of $1.71 per share, which was the closing bid price of the common stock as reported on the Nasdaq Global Market as of 4:00 p.m. Eastern Time on the business day prior to the date of the put exercise. Icagen intends to use the net proceeds from this private placement to fund its research and development programs and otherwise for general corporate purposes. The purchase agreement was completed in conjunction with the formation of a collaboration between Icagen and Pfizer as previously reported.

The securities offered and to be sold by Icagen in this private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from registration requirements. Icagen has agreed, upon Pfizer’s request, subject to the terms and conditions of the purchase agreement to file a registration statement with the SEC covering resale of the shares of common stock issued in the private placement.

This notice is issued pursuant to Rule 135c under the Securities Act and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company is conducting research and development activities, in some cases in collaboration with leading pharmaceutical companies, in a number of disease areas, including epilepsy, pain and inflammation. The Company has clinical stage programs in epilepsy and asthma.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q, filed with the SEC on November 5, 2007. These risk factors include risks as to the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; the Company’s ability to raise additional funding; the Company’s ability to maintain compliance with NASDAQ’s continued listing requirements; whether the Company’s products will advance in the clinical trials process; the timing of such clinical trials; whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials; whether the clinical trial results will warrant continued product development; whether and when, if at all, the Company’s products, including senicapoc, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such products receive approval, whether they will be successfully marketed; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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